N E W S R E L E A S E Exhibit 99.1

MEDIA CONTACTS:

Jeannine Addams
Kristin Wohlleben
J.Addams & Partners, Inc.
404/231-1132 phone
jfaddams@jaddams.com
kwohlleben@jaddams.com

INVESTOR CONTACT:

Todd Atenhan
770/425-7877 phone
investorrelations@exide.com

EXIDE TECHNOLOGIES COMPLETES EXCHANGE OFFER
FOR ITS 10 1/2 PERCENT SENIOR SECURED NOTES DUE 2013

Alpharetta, Ga. – November 30, 2006 – Exide Technologies (NASDAQ: XIDE, www.exide.com), a global leader in stored electrical-energy solutions, announced today that it has completed its exchange offer of up to $290,000,000 in 10 1/2% senior secured notes due 2013, which have been registered under the Securities Act of 1933, as amended, for all outstanding 10 1/2% senior secured notes due 2013 that were issued and sold by Exide Technologies in March 2005 in a private placement offering (the “outstanding notes”).

The exchange offer expired at 5:00 pm, New York City time, on November 27, 2006. $290,000,000 in aggregate principal amount or 100% of the outstanding 10 1/2% senior secured notes due 2013 were exchanged. The new notes are substantially identical to the notes for which they were exchanged, except that the new notes have been registered under the Securities Act of 1933, as amended and as a result, the transfer restrictions and registration rights provisions applicable to the original notes do not apply to the new notes.

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About Exide Technologies

Exide Technologies, with operations in 89 countries, is one of the world’s largest producers and recyclers of lead-acid batteries. The Company’s four global business groups – Transportation Americas, Transportation Europe and Rest of World, Industrial Energy Americas and Industrial Energy Europe and Rest of World – provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications.

Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and 42-volt automotive applications. Industrial markets include network power applications such as telecommunications systems, electric utilities, railroads, photovoltaic (solar-power related) and uninterruptible power supply (UPS), and motive-power applications including lift trucks, mining and other commercial vehicles.

Further information about Exide, including its financial results, are available at www.exide.com